Exhibit 10.30

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 15th day of December, 2011 (the “Effective Date”) by and between Daniel Promislo (“Mr. Promislo”), and RAIT Financial Trust, a Maryland real estate investment trust (“RAIT”).

WHEREAS, Mr. Promislo is retiring from the Board of Trustees of RAIT (the “Board”) and as the Chairman of the Compensation Committee of the Board (the “Compensation Committee”), effective as of the date hereof, after having served as a Trustee of RAIT since its founding in August 1997; and

WHEREAS, RAIT desires to secure the services of Mr. Promislo after his retirement, and will designate Mr. Promislo as a “Trustee Emeritus” in recognition of his personal, in-depth knowledge of RAIT's history and business, and the unusually valuable contributions he has made to the Company since its inception.

WHEREAS, Mr. Promislo desires to perform such services for RAIT as are indicated below beginning on the Effective Date upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Term. RAIT hereby engages Mr. Promislo and Mr. Promislo hereby accepts engagement by RAIT under this Agreement for a term beginning on the Effective Date and continuing until the first anniversary of the Effective Date and shall be effective for successive one-year periods in accordance with the terms of this Agreement unless either party notifies the other party of non-renewal in writing prior to 60 days before the expiration of each renewal. Such notice may be sent by any reasonable means to, in RAIT’s case, its chief executive officer at its executive office set forth in its public filings with the Securities and Exchange Commission or, in Mr. Promislo’s case, to his latest address in RAIT’s personnel files. The period commencing on the Effective Date and ending on the date on which the term of Mr. Promislo’s engagement under this Agreement shall terminate is hereinafter referred to as the “Term.”

2. Title, Duties and Responsibilities. Mr. Promislo shall hold the title and position of “Trustee Emeritus.” In this capacity, Mr. Promislo shall serve as an advisor to the Board, to the Compensation Committee and to RAIT’s management, and shall perform the duties as may be reasonably assigned to him by the Chairman of the Board, the Chairman of the Compensation Committee and/or by the Chief Executive Officer of RAIT (the “CEO”) and other management. Mr. Promislo may attend meetings of the Board and the Compensation Committee, and may participate in the discussions that occur during the portions of such meetings which he attends. Notice of such meetings to Mr. Promislo shall not be required. Mr. Promislo shall not be entitled to vote on any business coming before the Board or the Compensation Committee, nor shall Mr. Promislo be counted as a member of the Board or the Compensation Committee for the purpose of determining the number of Trustees necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever.

3. Other Activities. This Agreement is not exclusive. During the Term, Mr. Promislo may engage in other business, charitable, civic and academic activities without the consent of RAIT, provided that Mr. Promislo will comply at all times with the provisions of RAIT’s Code of Business Conduct and Ethics. This Agreement shall not limit any charitable or civic activities, personal investments or other similar activities as do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

4. Consulting Fee.

(a) RAIT shall pay Mr. Promislo and Mr. Promislo hereby agrees to accept, as compensation for all services rendered hereunder, a consulting fee equal to $110,000 for each twelve (12) month period during the Term. The consulting fee shall be inclusive of all applicable taxes, whether or not required to be withheld by RAIT. The consulting fee shall be paid on a pro rata quarterly basis, or at such other intervals as agreed upon by RAIT and Mr. Promislo.

(b) In accordance with Section 8 below, Mr. Promislo is serving in the capacity of an independent contractor, and shall not be treated as an employee for any purposes, such as for purposes of RAIT’s employee compensation and benefit plans, or for RAIT’s tax withholding and payment obligations, except as RAIT may determine to be legally required. Specifically, Mr. Promislo is not eligible to participate in or receive any benefit or right as a RAIT employee under any RAIT employee retirement or other benefit plan, and will not covered by workers’ compensation in connection with Mr. Promislo’s services to RAIT.

5. Reimbursement of Expenses. Mr. Promislo shall be provided with reimbursement of reasonable expenses incurred in connection with Mr. Promislo’s service to RAIT in accordance with RAIT’s expense reimbursement policy for Trustees as such policy may be modified by RAIT from time to time.

6. Compliance With RAIT’s Code of Business Conduct and Ethics. Mr. Promislo agrees to comply with RAIT’s Code of Business Conduct and Ethics as it may be modified by RAIT from time to time.

7. Indemnification. RAIT shall: (a) indemnify Mr. Promislo to the full extent permitted under applicable law, under Mr. Promislo’s Indemnification Agreement with RAIT and under RAIT’s Declaration of Trust and Bylaws, on the same basis as he would have been indemnified as a Trustee of RAIT, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions in respect thereof) relating to or arising out of Mr. Promislo’s relationship with and service to RAIT; and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Mr. Promislo in connection with or relating to the defense of any such loss, claim, cost, expense, damage liability or action. During Mr. Promislo’s relationship with and service to RAIT and after the termination of this Agreement, RAIT shall maintain Trustee and Officer liability insurance policies on Mr. Promislo’s behalf on the same basis as though Mr. Promislo were a member of the Board through the date of termination of this Agreement.

8. Independent Contractor. Mr. Promislo shall render services hereunder in the capacity of independent contractor, not as an employee of RAIT. Mr. Promislo is not to be considered nor will Mr. Promislo hold himself out or lead others to believe that he is a Trustee, officer, or employee of RAIT. Mr. Promislo will pay, if and as required, any Social Security taxes, unemployment insurance, and federal, state, and local taxes incurred in the performance of the terms of this Agreement. RAIT will have no withholding responsibility for any of such taxes.

9. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

RAIT FINANCIAL TRUST

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chairman, Chief Executive Officer & President

DANIEL PROMISLO

/s/ Daniel Promislo

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